Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2021 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2021 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your phone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2021 financial results. With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo, and good afternoon to those joining us today to discuss the results of our first quarter 2021. red violet delivered a strong start to the year. We kicked off the year with our highest quarterly revenue in our history, driven by strong demand across our product suite. I am very proud of the red violet team as they capitalized upon increased momentum in our markets due to the improving economy and the leverage of our differentiated assets, which translated into strong demand for our solutions.

Turning now to our performance in the quarter, we generated record revenue of $10.2 million, a 10% increase over the first quarter of last year. Adjusted gross profit increased 24% to $7.5 million and adjusted gross margin increased to 73% from 65% in the same period of 2020. Adjusted EBITDA increased 66% to $2.9 million, also a record in a given quarter in our history. Most importantly, Platform revenue increased to $9.8 million, 21% over the same period last year. In the first quarter of this year, we set another new record for contractual revenue at 80%.

As a reminder, we break out revenue into Platform revenue and Services revenue. Platform revenue is exactly that – all revenue driven by our technology platform, CORE. This revenue is very high margin, driven by our fixed-cost business model. Services revenue is made up of revenues from our collections suite ancillary product, idiVERIFIED, a lower margin verification product. As idiVERIFIED was most significantly impacted by pandemic-related collections moratoria, and is still slowly recovering, the rest of the business is growing healthily and generating these record financial metrics without any real contribution from our Services revenue.  For example, we handily topped first quarter revenues of last year without the additional $0.8 million dollars in Services revenue included in the first quarter of last year. As the collections industry continues its recovery, it will be additive to the overall growth momentum we are experiencing across the business.

Turning to idiCORE, we added over 170 new customers during the first quarter, ending the quarter with 5,902 customers, as we continue to enhance the breadth and depth of data, increase functionality, and introduce new features; all of which is driving greater efficiency and effectiveness in customer workflows. This growth occurred notwithstanding the termination of 162 customers in the first quarter as a carryover of our fourth quarter implementation of a heightened compliance and credentialing program that we detailed on our earnings call last quarter. Revenue associated with these terminated customers is immaterial, representing approximately $7 thousand a month.

FOREWARN added over 10,400 users during the first quarter. FOREWARN has now surpassed 58,800 users and over 140 realtor associations have now contracted for FOREWARN, securing this unique verification and risk prevention tool for their real estate professionals. With a 100% Association renewal rate, FOREWARN has truly become the gold standard in realtor safety.

While idiCORE and FOREWARN are our two prominent brands in the market, it is important to remember that our technology platform is our product suite as the platform powers those two brands and all bespoke applications. With a customer-centric approach, from first contact, we strive to understand our customers’ needs. Whether that fits squarely within idiCORE or FOREWARN is irrelevant, as our platform is designed to be flexible enough to customize solutions for particular needs with little modification. Many of our largest customers are strategic integrations with our platform, where their solutions in market are dependent upon our platform and its speed, flexibility, throughput, and the accurate information that is generates.

Today, from a revenue perspective, the idiCORE brand represents 93% of our total revenue and FOREWARN represents the remaining 7%. Presently, the primary markets we serve consist of Real Estate, Financial Services, Collections, and Investigative (which includes industries such as Law Enforcement and Private Investigative firms). These markets are benefiting from a general improvement in the economy, including a robust housing market, increasing commerce, and new customer and employee onboarding.  We also serve a number of other industries in what we refer to as Emerging Markets. We know from prior experience that Emerging Markets represents strong opportunities for growth, but historically, just due to the early stages of our evolution as a company, we have focused our sales efforts outside of this area. Today, with the business as strong as it ever has been, we see increased opportunity to drive our solutions suite into these Emerging Markets while continuing our strong growth in our primary markets. By way of example, we are planning our strategic entry into Online Gaming, Government, and Insurance, bringing current and new solutions in identity, fraud and marketing. Building upon our identity intelligence capabilities, we believe we are in early innings of becoming the go-to solution for all things identity within these strong and growing markets.

To provide a bit more insight, in today’s primary markets, our solutions are used in the following ways: within Real Estate, idiCORE is used for property owner diligence for propensity modeling and identity verification for buyer/seller transactions; FOREWARN is used for instant identity verification and risk assessment and mitigation. In Financial Services, use cases include identity verification, fraud prevention, and due diligence in support of payments, frictionless commerce, and customer onboarding, as well as KYC or Know-Your-Customer and AML, Anti-Money-Laundering.

In Collections, use cases include debtor and asset verification, location, and legislative compliance. As you can see, our solutions power essential risk and compliance workflows across key, disparate industries and these applications apply to just about any transaction.

In support of our expansion both within primary and emerging markets, we have recently hired several industry veterans with deep knowledge in identity, data and analytics to fill key new business development positions. We will continue to address key positions in strategic sales to move into larger enterprises within various verticals.  Our strong balance sheet and cash generation are driving expansion of our competitive advantages, including our cloud-native architecture, extensible platform, differentiated data assets, and customer-centric solutions.  We will continue to invest in our teams to drive these competitive advantages into our markets.  Given the improving economy, secular tailwinds and the applicability of our technology, differentiated data assets, and innovative solutions, we are very excited about the future.

I will now turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. We had a great first quarter. With strong profitable growth from Platform revenue, we hit records in nearly every key financial metric. We are seeing nice customer adoption across our brands which is translating nicely into new customer revenue. As well, we are seeing strong growth revenue from existing customers. Across the board, I am extremely pleased with how the business is performing, so let’s dive into the first quarter results.

For clarity, all the comparisons I will discuss today will be against the first quarter of 2020, unless noted otherwise.

Total revenue was $10.2 million, a 10% increase over prior year, and our highest quarterly revenue ever. Platform revenue increased 21% to a record $9.8 million. As Derek discussed, our Services revenue continues to be impacted by COVID related government-imposed collections moratoria and forbearance programs, and, as a result, was down 66% to $0.4 million. Our adjusted gross margin was the highest it has ever been at 73%, up 8-percentage points. These profitable dollars flowed nicely down the P&L, generating a record $2.9 million in adjusted EBITDA, up 66% over prior year.

Continuing through the details of our P&L, as mentioned, revenue was $10.2 million for the first quarter, consisting of revenue from new customers of $1.0 million, base revenue from existing customers of $7.3 million and growth revenue from existing customers of $1.9 million. Our idiCORE billable customer base grew sequentially by 176 customers compared to the fourth quarter of 2020, ending the first quarter at 5,902 customers. FOREWARN added over 10,400 users during the first quarter, our highest sequential increase ever. As Derek pointed out earlier, we discussed on our last earnings call that at the end of the third quarter 2020, we implemented enhanced credentialing and compliance standards which impacted mostly smaller customers in our Investigative vertical during the fourth quarter and that we expected to see some residual impact in the first quarter 2021. That residual impact in the first quarter resulted in the termination of 162 customers. These 162 customers represented, in total, a loss of only $7 thousand in monthly revenue. Netting out this compliance initiative, our sequential customer adds to the idiCORE billable customer base in the first quarter would have been over 300 customers and consistent with prior quarters and in line with trending expectations.

Our contractual revenue was 80% for the quarter, an 11-percentage point increase over prior year, and our highest quarterly contractual revenue ever. Our revenue attrition percentage was 7%, compared to 8% in prior year. This metric trended nicely in the first quarter despite some lingering effects, as it is calculated on a trailing twelve-month basis, from the pandemic related customer concessions and temporary transactional customer pauses from the second and third quarter of 2020. We would expect our revenue attrition percentage to trend between 5% and 10% for the remainder of the year.

Moving on from our revenue metrics and down the P&L, our cost of revenue (exclusive of depreciation and amortization) decreased $0.5 million or 16% to $2.8 million. This $0.5 million decrease was a result of a decrease in third-party servicer costs associated with our Services revenue, partially offset by an increase in data acquisition costs. Adjusted gross profit increased 24% to a record $7.5 million, producing an adjusted gross margin of 73%, an 8-percentage point increase over first quarter 2020, and our highest adjusted gross margin ever.

Sales and marketing expenses remained flat at $2.2 million for the quarter. The $2.2 million of sales and marketing expense for the quarter consisted primarily of $1.2 million in employee salaries and benefits and $0.6 million in sales commissions.

General and administrative expenses increased $0.2 million or 3% to $4.6 million for the quarter. This increase was primarily the result of a $0.3 million increase in payroll and benefits slightly offset by a decrease in share-based compensation expense. The $4.5 million in general and administrative expenses for the quarter consisted primarily of $1.9 million of non-cash share-based compensation expense, $1.5 million of employee salaries and benefits, and $0.7 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 38% to $1.3 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Net loss narrowed $0.9 million or 61% to $0.6 million for the quarter, our best quarter ever.

We reported a loss of 5 cents per share for the quarter based on a weighted average share count of 12.2 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $12.9 million at March 31, 2021, compared to $13.0 million at December 31, 2020. Current assets were $17.5 million compared to $16.7 million and current liabilities were $4.7 million compared to $5.0 million.

We generated $1.2 million in cash from operating activities for the quarter ended March 31, 2021, and for the same period in 2020.

Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses which can be found on our statement of cash flows. Based on this operational earn/burn analysis, we earned $1.6 million in cash during the first quarter 2021, compared to earning $0.2 million for the first quarter 2020.

Cash used in investing activities was $1.3 million for the quarter ended March 31, 2021, mainly the result of $1.2 million used for software developed for internal use.

There were no financing activities during the period.

In closing, I am very happy with our performance in the first quarter. Across the board, our financial metrics are extremely strong.  Our teams are delivering in their respective areas. Our technology platform continues to win business from the competition at a higher customer tier. We are seeing strong leverage in the business and very healthy profitability metrics as we continue to scale. We are excited with the momentum we are seeing.

With that, our operator will now open the line for Q&A.

Operator

As a reminder to ask a question, you will need to press *1 on your telephone keypad. Again, that is *1 on your telephone keypad. To withdraw your question, press the # key. Let us standby as we compile the Q&A roster.

There are no questions at this time. Presenters, you may end the call.

Derek Dubner

Thank you very much. We are very proud of posting a record quarter across many metrics. We are seeing increased momentum in the business and we are generating cash which we are investing to execute upon our long-term strategy. We believe we are very well positioned for 2021 and beyond. Thank you and good afternoon.

Operator

This concludes today’s conference call. Thank you for participating. You may now all disconnect.

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